Amendment

This Amendment is made as of this 10th day of May, 2005 (the "**Amendment Effective Date**") by and between NOVINT TECHNOLOGIES, INC., a corporation organized under the laws of the State of Delaware ("**Novint**") and FORCE DIMENSION, LLC, a Limited Liability Company organized under the laws of Switzerland ("**Force Dimension**").

1. Background
   1.1. Novint and Force Dimension entered an Intellectual Property License Agreement ("**Previous Agreement**"), which Previous Agreement remains in full force and effect except as expressly modified by this Amendment.
   1.2. Novint and Force Dimension desire to amend the compensation provisions of the Previous Agreement to award Force Dimension stock in Novint, and to extend the time allowed for certain payments from Novint to Force Dimension.
   1.3. The Previous Agreement, in 3.1(a), required payment of a $15,000 license fee from Novint to Force Dimension, which license fee has been paid.
   1.4. The Previous Agreement, in 3.1(b), required payment of a $50,000 milestone payment from Novint to Force Dimension, which milestone payment has been paid.
   1.5. The Previous Agreement, in 3.1(c,d,e), required various other payments from Novint to Force Dimension, which payments have not been paid and which provisions are replaced by this Amendment.
   1.6. Novint is currently registering certain of its stock for public sale, the completion of which registration is anticipated to make additional funds available for Novint.
   1.7. Now, therefore, in consideration of the foregoing and the covenants and promises contained herein, the Parties hereby agree as follows.
2. Amendment to "3. Compensation" Provision of the Previous Agreement
   2.1. The provisions of 3.1 of the Previous Agreement are replaced in their entirety with the following:

      3.1 Novint shall pay to Force Dimension the following consideration within the time frame specified for each:

      (a) A license fee in the amount of Fifteen Thousand Dollars ($15,000) on the Effective Date.

      (b) A milestone payment in the amount of Fifty Thousand Dollars ($50,000) upon or before Novint's receipt of the Second Deliverable.

      (c) A milestone payment in the amount of Fifty Thousand Dollars ($50,000) within 10 days of the Amendment Effective Date.

      (d) A license fee in the amount of Fifty Thousand Dollars ($50,000) within 30 days of the date that Novint's registration is complete and shares of Novint's stock trade on the OTC Bulletin Board.

      (e) A support and license fee in the amount of Four Hundred and Fifty Five Thousand Dollars ($455,000) no later than January 5, 2006, for all technical support services rendered by Force Dimension to Novint in such time period.

      (f) Novint shall issue to Force Dimension Two Hundred and Fifty Thousand (250,000) shares of its common stock within 30 days of the Amendment Effective Date.

PR

2.2. Entire Agreement. This Amendment, together with the Previous Agreement, constitutes the entire, final and complete agreement and understanding between the Parties with respect to the subject matter hereof, and replaces and supersedes all prior discussions and agreements between the Parties with respect to such subject matter. No amendment, modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each Party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

NOVINT TECHNOLOGIES, INC.

By: Tom A
Its: CEO

FORCE DIMENSION, LLC

By: Patrice Rouiller
Its: CTO